                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            SCHEDULE 14A INFORMATION

    Proxy Solicitation Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.    )


Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Solicitation Statement

/ /  Confidential, For Use of Commission Only (as permitted by Rule 14a-6(e)(2))

/ /  Definitive Proxy Solicitation Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Section 240. 14a-12


                     CHRISKEN PARTNERS CASH INCOME FUND L.P.
                (Name of Registrant as Specified in its Charter)

                 (Names of Person(s) Filing Proxy Statement, if
                           Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11

(1) Title of each class of securities to which transaction applies: Units of Limited Partnership Interest ("Units")

(2)  Aggregate number of securities to which transaction applies: 35,965 Units

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)  Proposed maximum aggregate value of transaction: $11,385,000

(5)  Total fee paid:

/ / Fee paid previously with preliminary materials: The fee of $__________ was paid in full upon the filing of the Registrant's preliminary proxy solicitation materials with the Commission on ____________________ (Commission File No. __________)

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the form or schedule and the date of its filing

(1)  Amount previously paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                     CHRISKEN PARTNERS CASH INCOME FUND L.P.
                             345 North Canal Street
                                Chicago, IL 60606

              NOTICE OF SPECIAL MEETING AND SOLICITATION OF PROXIES

To the Limited Partners of ChrisKen Partners Cash Income Fund L.P.

         NOTICE IS HEREBY GIVEN to limited partners ("Limited Partners") holding units of limited partnership interest ("Units") in ChrisKen Partners Cash Income Fund L.P., a Delaware limited partnership (the "Partnership") that ChrisKen Income Properties, Inc., the Managing General Partner of the Partnership has called a Special Meeting of the Limited Partners. The Special Meeting will be held at the offices of the Partnership at 345 North Canal Street, Chicago, IL 60606 at 9:00 a.m. CST on April __, 2004.

         At the Special Meeting, Limited Partners will vote upon the proposal to:

              Sell the Springdale Apartments, one of the Partnership's two properties, to a third party purchaser (the "Purchaser") pursuant to the Purchase and Sale Agreement, dated February 9, 2004 by and between the Purchaser and the Partnership;

         If the Springdale Apartments are sold, the Managing General Partner intends to distribute substantially all of the net sale proceeds to the Limited and General Partners in accordance with the Partnership's Agreement of Limited Partnership, as amended to date. The sale terms are further described in the accompanying Proxy Statement. If the sale is completed, the Partnership will continue to own and operate its second property, Gold Coast Storage, until it can be sold and the Partnership is terminated and dissolved and thereafter liquidated. Accordingly, approval of the sale of the Springdale Apartments will not cause a termination or dissolution of the Partnership. Any future sale of Gold Coast Storage also will require the approval of a majority of the Limited Partners.

         Limited Partners holding a majority of the outstanding Units must approve the sale of the Springdale Apartments. Only Limited Partners of record at the close of business on December 31, 2003 (the "Record Date") are entitled to notice of the solicitation of proxies and to vote for or against the sale of the Springdale Apartments. At the Record Date, there were 35,965 Units outstanding. In order to be valid, all proxies must be received by the time set for the Special Meeting on April __, 2004 (unless such date or time is extended). You may revoke your proxy by sending written notice of revocation or by sending a later dated proxy containing different instructions if received by the Partnership on or before the time set for the Special Meeting. If, after sending in your proxy, you decide to attend the Special Meeting, you can revoke your proxy at that time and vote in person.

         YOUR VOTE IS IMPORTANT--PLEASE READ THE PROXY STATEMENT CAREFULLY AND THEN COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING SELF-ADDRESSED, POSTAGE-PAID ENVELOPE. If you sign your proxy card, but you do not specifically mark the "AGAINST" or "ABSTAIN boxes, you will be treated as voting "FOR" the sale of the Springdale Apartments.

Dated: March __, 2004
                                               CHRISKEN INCOME PROPERTIES, INC.,
                                               Managing General Partner


                                               By: John F. Kennedy
                                                   President

                     CHRISKEN PARTNERS CASH INCOME FUND L.P.
                             345 North Canal Street
                                Chicago, IL 60606

                       Special Meeting Of Limited Partners
                  To Be Held at 9:00 a.m. CST on April __, 2004

                                 PROXY STATEMENT

         This Proxy Statement is being furnished to limited partners ("Limited Partners") holding units of limited partnership interest ("Units") in ChrisKen Partners Cash Income Fund L.P. (the "Partnership"), in connection with the solicitation of proxies ("Proxies") by ChrisKen Income Properties, Inc., the Managing General Partner of the Partnership (the "Managing General Partner"). The Managing General Partner will vote all proxies it receives at a Special Meeting of the Partnership, which will be held at the Partnership's offices (345 North Canal Street, Chicago, IL 60606) at 9:00 a.m. CST on April __, 2004 (unless such date or time is extended). The Partnership's telephone number is
(312) 454-1626. At the Special Meeting, Limited Partners will be asked to consider and act upon the proposal to:

              Sell the Springdale Apartments to Joint Venture, LLC, Phillip & Sally Askotzky Revocable Living Trust Dated 10/07/96, Michael A. and Tracy C. Askotzky Trust T/U//A Dated April 8, 1999, The Levinsky and Ceren Family Trust Dated April 26, 1989, 2002 Levinsky Family Trust, Maurice Neeman Trust and Shirley Neeman Trust and Springdale Apartments, LLC (collectively (the "Purchaser"), for a purchase price of $11,385.000, subject to certain adjustments at or prior to closing, payable in cash, pursuant to the Purchase and Sale Agreement, dated as of February 9, 2004 by and between the Purchaser and the Partnership (the "Purchase Agreement").

              The Purchase Agreement is incorporated by reference to the Partnership's Current Report on Form 8-K dated February 9, 2004. See "AVAILABLE INFORMATION," below for additional information on how to obtain a copy of that report. See also "THE SALE OF THE SPRINGDALE APARTMENTS," for a description of the Purchase Agreement.

         The Partnership's Agreement of Limited Partnership, as amended to date (the "Partnership Agreement") does not require that the Limited Partners vote on the proposed sale. However, since the Springdale Apartments is the larger of the Partnership's two properties, the Managing General Partner has decided to solicit proxies from all Limited Partners regarding the proposed sale to allow the Limited Partners to participate in the sale decision. If the sale is not approved, the Managing General Partner will continue to market the Springdale Apartments. Upon completion of the sale of the Springdale Apartments, the Partnership will continue to own and operate its second property, Gold Coast Storage, until it can be sold and the Partnership is terminated and dissolved and thereafter liquidated. Accordingly, approval of the sale of the Springdale Apartments will not cause a termination or dissolution of the Partnership. Any future sale of Gold Coast Storage also will require the approval of a majority of the Limited Partners.

         Limited Partners holding a majority of the outstanding Units must approve the sale of the Springdale Apartments. Only Limited Partners of record at the close of business on December 31, 2003 (the "Record Date") are entitled to notice of the solicitation of proxies and to vote for or against the sale of the Springdale Apartments. At the Record Date, there were 35,965 Units outstanding. In order to be valid, all proxies must be received by the time set for the Special Meeting. A proxy may be revoked by written notice of revocation or by a later dated proxy containing different instructions received on or before the time set for the Special Meeting. If, after sending in your proxy, you decide to attend the Special Meeting, you can revoke your proxy at that time and vote in person.

         This Proxy Statement, the Notice of Special Meeting and Solicitation of Proxies and the accompanying proxy card are first being mailed to Limited Partners on or about March __, 2004.

               The date of this Proxy Statement is March __, 2004.

                                TABLE OF CONTENTS



                                                                                                               PAGE
                                                                                                               ----

THE PARTNERSHIP...................................................................................................3

DESCRIPTION OF THE SPRINGDALE APARTMENTS .........................................................................3

THE SPECIAL MEETING...............................................................................................4

Action By Proxy...................................................................................................4
Vote Required.....................................................................................................5
No Appraisal Rights...............................................................................................5
Recommendation of the General Partners............................................................................5
The General Partners' Basis for Recommending the sale of the Springdale Apartments................................5
Failure to Approve the sale of the Springdale Apartments..........................................................7

PRIOR DISTRIBUTIONS...............................................................................................9

TERMS OF THE PURCHASE AGREEMENT...................................................................................9

Condition of the Springdale Apartments; Purchaser's Review of the Springdale Apartments..........................10
Conditions Precedent to Closing..................................................................................10
Casualty to or Condemnation of the Springdale Apartments.........................................................10
Operation of the Springdale Apartments Prior to Closing..........................................................11
Representations and Warranties...................................................................................11
Default and Damages..............................................................................................11
Proration........................................................................................................12
Termination......................................................................................................11

BENEFITS OF THE SALE OF THE SPRINGDALE APARTMENTS TO, AND POSSIBLE CONFLICTS OF, THE GENERAL PARTNERS AND THEIR
AFFILIATES.......................................................................................................12


CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE OF THE SPRINGDALE APARTMENTS.......................12

General..........................................................................................................12
Taxation Prior to Liquidation....................................................................................12
Tax Conclusion...................................................................................................14

ABSENCE OF MARKET FOR THE PARTNERSHIP'S LIMITED PARTNERSHIP INTERESTS............................................14


SELECTED HISTORICAL FINANCIAL DATA...............................................................................14

FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION.........................................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................16


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF..................................................................16


LITIGATION.......................................................................................................16


AVAILABLE INFORMATION............................................................................................16

                                 THE PARTNERSHIP

         The Partnership is a Delaware limited partnership formed in 1987 for the purpose of acquiring, operating, holding for investment and disposing of one or more existing income-producing apartment complexes and/or self-storage facilities. The Partnership offered its units of limited partnership (the "Units") in a public offering pursuant to which it sold a total of 37,732 Units ($18,866,000) when the Offering terminated on August 28, 1989. From time-to-time the Partnership has repurchased and retired Units. At December 31 of 2003, 2002, and 2001, 35,965 Units were outstanding.

         The Partnership used the net proceeds of the Offering to purchase a 99.9% interest in the partnerships which own the Springdale Apartments, a 199-unit apartment complex located in Waukesha, Wisconsin and Gold Coast Self Storage, a 155,997 gross square foot, seven story self-storage facility located in Chicago, Illinois. Additional information concerning the Springdale Apartments is provided below and in "Item 2. Properties" of the Partnership's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, and its Quarterly Report on Form 10-QSB for the quarter ending September 30, 2003, which Forms 10-KSB and 10-QSB have been incorporated herein by this reference. Information regarding the Partnership's other property, Gold Coast Storage, also is set forth in "Item 2. Properties" of the Partnership's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002. See "AVAILABLE INFORMATION," below for additional information on how to obtain a copy of those reports.

         The Partnership has no employees. ChrisKen Income Properties, Inc. is the Managing General Partner of the Partnership and ChrisKen Limited Partnership I is its Associate General Partner. The Managing General Partner is an Illinois corporation, the shares of which are owned or controlled by Mr. John F. Kennedy and Mr. John S. Marten. ChrisKen Limited Partnership I is an Illinois limited partnership of which Mr. Kennedy and ChrisKen Equities, Inc., are the general partners. ChrisKen Equities, Inc. is owned by Mr. Marten and Robert Mayer, who is the Chief Financial Officer of ChrisKen Residential Trust, which is the controlling entity of CREMCO, L.L.C., and the management agent for Springdale Apartments and Gold Coast Storage. Mr. Kennedy is the President and a Trustee of ChrisKen Residential Trust. Mr. Marten is a former Executive Vice President - Property Management and Trustee of ChrisKen Residential Trust. CREMCO, L.L.C. has provided management services for the Springdale Apartments and Gold Coast Storage, since July 1, 2000. CREMCO, L.L.C. earned $154,422, $151,626 and $161,293 in 2003 (unaudited) and 2002, respectively, for such management services. In addition, the Partnership reimbursed CREMCO, L.L.C. for payroll expenses for personnel directly related to property operations totaling $362,528, $339,074 and $312,032 in 2003 (unaudited), 2002 and 2001, respectively, for such management services.

                    DESCRIPTION OF THE SPRINGDALE APARTMENTS

         The Springdale Apartments comprise a multi-family rental complex built in 1972, consisting of 199 rental units located in eight separate buildings on
13.9 acres of land. Each building is a two-story structure, with some buildings having exposed basements, which allow for another level of apartments on the exposed sides. The Partnership holds the Springdale Apartments on an unencumbered basis. The Partnership originally expected to hold the Springdale Apartments after a period of operations of five to ten years. The Partnership has been operating Springdale Apartments for more than ten years. Occupancy for the Springdale Apartment at December 31 of each of the last five years has ranged from a high of 97% at December 31, 1999 to a low of 85% at December 31, 2003.

         For federal income tax purposes, the Springdale Apartments are being depreciated using 27.5-year straight-line depreciation for the portion of its federal income tax basis allocable to non-tax-exempt Limited Partners and using a 40-year straight-line depreciation for the portion allocable to tax-exempt Limited Partners. Since June 1, 1998, for financial reporting purposes, the Springdale Apartments have been depreciated on a straight-line depreciation basis, over a 16.75-year life. The Managing General Partner believes that the Springdale Apartments are adequately covered by insurance.

         For additional information regarding the Springdale Apartments, see the Partnership's Annual Report on Form 10-KSB for the fiscal year ending December 31, 2002 and its Quarterly Report on Form 10-QSB for the quarter ending September 30, 2003, which Forms 10-KSB and 10-QSB have been incorporated herein by this reference. See "AVAILABLE INFORMATION," below for additional information on how to obtain copies of those reports.

                              THE SPECIAL MEETING

ACTION BY PROXY

         Pursuant to the terms of the Partnership's Agreement of Limited Partnership, as amended to date (the "Partnership Agreement"), the approval of Limited Partners owning a majority of the outstanding Units is not required to effect the sale of the Springdale Apartments, because it does not constitute substantially all of the assets of the Partnership. However, because the Springdale Apartments is the larger of the Partnership's two properties, the Managing General Partner has decided to solicit the vote of the Limited Partners to approve the sale of the Springdale Apartments of Property. The Managing General Partner is soliciting proxies from Limited Partners, to be voted at the Special Meeting of the Limited Partners to be held at the offices of the Partnership (345 North Canal Street, Chicago, IL 60606) at 9:00 a.m. CST on April __, 2004. Under Delaware law and under the Partnership Agreement, any matter upon which the Limited Partners are to act may be submitted for a vote by written proxy. Any Proxy given pursuant to this solicitation may be revoked by the person giving it (i) by sending a written notice of revocation or a later dated Proxy containing different instructions to the Managing General Partner, which notice must be received before the time set for the Special Meeting, or
(ii) by voting in person at the Special Meeting. Any written notice of revocation or subsequent Proxy should be sent to the Partnership at 345 North Canal Street, Chicago, IL 60606 Attn: Managing General Partner.

         In addition to solicitation by use of the mails, John F. Kennedy, an officer and director of the Managing General Partner, may solicit Proxies in person or by telephone, facsimile or other means of communication. However, he will not receive additional compensation for such services, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements have been made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of Units held of record by such custodians, nominees and fiduciaries and the Partnership will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. The Partnership will bear all costs and expenses of the solicitation of Proxies, including the costs of preparing and mailing this Proxy Statement. The Partnership expects to incur approximately $7,500, relating to this solicitation, including legal fees.

VOTE REQUIRED

         There were 35,965 Units outstanding as of the Record Date. Limited Partners holding a majority of all outstanding Units (17,983 of the 35,965 Units outstanding on the Record Date) must approve the sale of the Springdale Apartments. The General Partners hold no Units directly. However, John F. Kennedy, President of the Managing General Partner, owns 245.3 Units and John S. Marten, President of

ChrisKen Equities, Inc., a non-managing general partner of the Partnership's Associate General Partner and a shareholder of the Managing General Partner, owns 235.3 Units. All Units voted by Mr. Kennedy and Mr. Marten will be counted in determining whether the sale of the Springdale Apartments is approved by the Limited Partners. Mr. Kennedy has indicated that he will vote his 245.3 Units "FOR" the sale of the Springdale Apartments. The Managing General Partner has not been advised how Mr. Marten will vote with respect to the Proposed Sale.

NO APPRAISAL RIGHTS

         If Limited Partners holding a majority of the Units approve the sale of the Springdale Apartments, such approval will bind all Limited Partners. The Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act, which govern the Partnership, do not give appraisal or similar rights to dissenting Limited Partners. Accordingly, dissenting Limited Partners do not have the right to have their Units appraised if they disapprove of the action of a majority in interest of the Limited Partners.

RECOMMENDATION OF THE MANAGING GENERAL PARTNER

         The Managing General Partner has carefully considered the sale of the Springdale Apartments and has concluded that the sale of the Springdale Apartments is in the best interests of the Partnership and the Limited Partners. Accordingly, the Managing General Partner recommends that the Limited Partners vote "FOR" the sale of the Springdale Apartments.

THE MANAGING GENERAL PARTNER'S BASIS FOR RECOMMENDING THE SALE OF THE SPRINGDALE APARTMENTS

         In 2002, the Managing General Partner engaged third party real estate firms to review the feasibility of converting the Springdale Apartments to condominiums and selling individual apartment units rather than selling the Springdale Apartments as an apartment community. Because the initial reports by such third party real estate firms were significantly less positive with respect to condominimization of the Springdale Apartments than the Managing General Partner anticipated, the Managing General Partner commissioned a more thorough feasibility report. As that later report also did not provide strong support for condominiumization, the Managing General Partner decided to engage one or more third party brokers to solicit offers for sale of the Springdale Apartments.

         On May 12, 2003, the Managing General Partner received a copy of a letter, dated May 9, 2003, from Mackenzie Patterson, Inc. and Robert J. Korslin to all of the Partnership's Limited Partners. Mackenzie Patterson, Inc. and Mr. Korslin indicate in their joint letter that they own 1,475 Units (approximately 4.1% of total Units outstanding). The Mackenzie/Korslin letter indicated that they were seeking a consent to "...cause the General Partners to market the properties." As the Managing General Partner had already begun the process of selling the two properties, or, in the case of the Springdale Apartments, alternatively reviewing the possibility of condominiumization, the Managing General Partner determined that no response was necessary, The Managing General Partner received inquiries from several potential buyers, but only the Purchaser has submitted an offer to purchase the Springdale Apartments. Although Gold Coast Storage is being marketed, the Managing General Partner has not yet received inquiries from any potential buyers for Gold Coast Storage. Any future sale of Gold Coast Storage will require approval of the Limited Partners. As there can be no assurance that the Partnership will receive approval of the proposed sale of the Springdale Apartments or acceptable offers for Gold Coast Storage, the

Managing General Partner also is continuing to explore alternative opportunities that may be deemed advantageous to the Partnership.

         In reaching its recommendation to approve the sale to the Purchaser, the Managing General Partner considered the following factors with respect to the sale of the Springdale Apartments:

         (i) Prior to entering into the Purchase Agreement, the Managing General Partner made inquiries regarding the Purchaser and determined that the Purchaser will be able to complete the purchase of the Springdale Apartments on an all cash basis and can do so in a timely and expeditious manner;

         (ii) The terms and conditions of the Purchase Agreement, described under "TERMS OF THE PURCHASE AGREEMENT," provide in particular that: (a) the Purchaser's obligations are not subject to obtaining financing; (b) the Purchaser will forfeit its $200,000 escrow deposit if it fails to consummate the sale other than for the due diligence reasons discussed under "TERMS OF THE PURCHASE AGREEMENT--Condition of the Springdale Apartments; Purchaser's Review of the Springdale Apartments;" (c) it is unlikely that there will be any significant adjustment to the purchase price because the Purchaser's due diligence review has been completed; (d) the proposed purchase price for the Springdale Apartments approximates its most recent appraised value; and (e) the Purchaser has agreed to purchase the Springdale Apartments with limited representations and warranties by the Partnership as to the condition of the Springdale Apartments or its fitness for any purpose as summarized below.

         (iii) Since the announcement of the sale of the Springdale Apartments on February 9, 2004, Partnership's filing of a Current Report on Form 8-K, no other purchaser has expressed an interest in purchasing the Springdale Apartments.

         The Managing General Partner considered the following additional factors with respect to the disposition of the Springdale Apartments in general:

         (i) The fact that the Springdale Apartments has now been held for longer than its originally anticipated holding periods;

         (ii) The age and physical condition of the Springdale Apartments, anticipated need for continued substantial expenditures on capital improvements in the medium term if the Partnership continued to hold the Springdale Apartments through the end of 2004;

         (iii) The historic as well as the present levels of distributions to the Limited Partners (which have been lower than originally anticipated); and

         (v) Retaining the Springdale Apartments will continue to subject the Partnership to the risks inherent in the ownership of property such as fluctuations in occupancy rates, operating expenses and rental rates, which in turn may be affected by general and local economic conditions, the supply and demand for properties of the type owned by the Partnership and federal and local laws and regulations affecting the ownership and operation of real estate.

         The primary disadvantage of selling the Springdale Apartments now is that the Partnership will not benefit from possible future improvements in economic and market conditions which could produce increased cash flow and enhance future sale prospects for the Springdale Apartments. The Managing General Partner believes that the potential benefits of a sale now outweigh this potential disadvantage.

         Although the Partnership will continue to hold Gold Coast Storage, Limited Partners who purchased their Units during the initial public offering will have received aggregate distributions, including distributions from the sale of the Springdale Apartments, equal to approximately $666 per Unit which exceeds the original $500 per Unit purchase price.

FAILURE TO APPROVE THE SALE OF THE SPRINGDALE APARTMENTS

         If the Limited Partners fail to approve the sale of the Springdale Apartments, the Partnership will continue to operate it for an indeterminate period of time, while attempting to find a new buyer willing to pay a higher price or attempting to negotiate a higher price from the Purchaser.

                                THE PROPOSED SALE

         Pursuant to the terms of the Purchase Agreement, aggregate consideration to be paid for the Springdale Apartments is $11,385,000 (the "Purchase Price") which consideration will be paid in cash. There is no mortgage indebtedness encumbering the Springdale Apartments. If approved by the Limited Partners, the Springdale Apartments will be sold as promptly as practicable after satisfaction (or waiver where permissible) of all conditions to the sale of the Springdale Apartments. The sale of the Springdale Apartments will not result in the termination or liquidation of the Partnership.

         Following the sale of the Springdale Apartments, the Managing General Partner will determine the amount of cash that it believes will be sufficient to provide for the payment of the Partnership's liabilities with respect to Springdale Apartments. The balance will then be promptly distributed to the Limited Partners and General Partners in accordance with the Partnership Agreement. It is expected that all such net cash will be distributed no later than the calendar quarter following the calendar quarter in which the sale of the Springdale Apartments is completed, which currently is expected to occur in the second quarter of 2004. In general, under Section K of the Partnership Agreement, distributions of net sale or refinancing proceeds will be made (i) first, to the Limited Partners until they have been paid an amount equal to their Adjusted Investment; (ii) second, to the Limited Partners until they have been paid an amount equal to their Preferential Distribution less any amounts previously distributed. Although the Partnership Agreement provides that after the amount specified in (ii) is received, remaining amounts are distributed 85% to the Limited Partners and 15% to the General Partners, proceeds for the sale will not be sufficient to satisfy (ii) and accordingly the General Partners will not receive any distribution of sale proceeds from the sale of the Springdale Apartments.

         The Purchase Price was agreed upon through arm's length negotiations. The per Unit allocation of distributions to the Partnership's partners was computed by (i) subtracting from the Springdale Apartments Purchase Price the estimated expenses associated with the sale of the Springdale Apartments; (ii) subtracting commissions payable to the third party broker on the sale of the Springdale Apartments; and (iii) dividing such net sale proceeds between the Limited Partners and the General Partners as described above. See Table 1 below for information regarding distributions on a per Unit basis. See "PRIOR DISTRIBUTIONS," below for information regarding distributions to Limited Partners during the two most recent fiscal years and cumulative distributions to date.

         TABLE 1 - PURCHASE PRICE FOR PROPERTY AND PER UNIT INFORMATION

                               Real Estate
                                Brokerage       Net Sale       Net Sale                         Per Unit
                Purchase      Commission,      Proceeds to     Proceeds        Tax Basis      Distribution
Property        Price(1)       if any(2)          LPs(3)       to GPs(3)         of LPs        to LPs(4)
              ------------    ------------    ------------    ------------    ------------    ------------
Springdale    $ 11,385,000    $    170,775    $ 11,044,939    $       0.00    $  5,538,683    $        307
Apartments

----------

(1) Shown without deduction for estimated expenses associated with the sale of the Springdale Apartments which are expected to be approximately $343,745. There is no outstanding mortgage indebtedness encumbering the Springdale Apartments.

(2) Brokerage fees of $170,775 will be paid to Hendricks & Partners, a third party broker not affiliated with the General Partners. Brokerage fees are payable by the Partnership to the General Partners or their Affiliates only if the Limited Partners have first received a return of capital equal to their adjusted capital as defined in the Partnership Agreement. Accordingly, the Partnership will not pay a brokerage fee to the General Partners or their Affiliates in connection with the sale of the Springdale Apartments.

(3) Affiliates of the General Partners own 480.6 Units which will receive the same distributions as Unites held by other Limited Partners. The General Partners will not receive distributions in their capacities as General Partners.

(4)      Amount shown is an estimate of per unit distributable sale proceeds.

         The sale of the Springdale Apartments will result in the allocation of taxable gains among the Limited Partners. The Net Sale Proceeds distributed to the Limited Partners are expected to exceed the Limited Partners' income tax liability attributed to the sale of the Springdale Apartments. See "CERTAIN FEDERAL TAX CONSEQUENCES OF THE SALE OF THE SPRINGDALE APARTMENTS" below.

                               PRIOR DISTRIBUTIONS

         Cash distributions declared to the Limited Partners during the two most recent fiscal years are as follows:


               Distribution for the Quarter Ended                  Amount of Distribution per Unit
               ----------------------------------                  -------------------------------
         March 31, 2002                                                               $0.00

         June 30, 2002                                                                $8.74

         September 30, 2002                                                           $0.00

         December 31, 2002                                                            $0.00

         April 31, 2003                                                               $9.86

         June 30, 2003                                                                $0.00

         September 30, 2003                                                           $0.00

         December 31, 2003                                                            $0.00

         There are no material legal restrictions on the Partnership's present or future ability to make distributions in accordance with the provisions of the Partnership Agreement. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," below, for a discussion of the Partnership's plans regarding future distributions.

         Table 2 below shows distributions made through December 31, 2003 by the Partnership, and estimated distributions from the sale of the Springdale Apartments, on a per Unit basis.

                      TABLE 2 - PARTNERSHIP DISTRIBUTIONS*


                                                         Aggregate            Expected
                                                         Historical          Additional
                                                       Distributions       Distributions
                                                           from                 from
                                                        Operations          Operations in
                                Original Unit             through          First Quarter of            Sale
                                Purchase Price            12/31/03              2004**             Distributions
                              ------------------    ------------------    ------------------    ------------------

                              $              500    $              359    $             0.00    $              307

-------------

*   All information is presented on a per Unit basis.

** Assumes the Springdale Apartments are sold as of March 31, 2004 and that the Partnership continues to hold Gold Coast Storage for all of 2004.

TERMS OF THE PURCHASE AGREEMENT

         The following is a summary of the material terms of the Purchase Agreement dated as of February 9, 2004, by and between the Purchaser and the Partnership. The Purchaser is not affiliated with the General Partners or the Partnership. This summary does not purport to be complete and reference is made to the Purchase Agreement, which is incorporated herein by reference to the Partnership's Current Report on Form 8-K dated February 9, 2004. A copy of the Purchase Agreement will be provided to Limited Partners upon written request to the Partnership at 345 North Canal Street, Chicago, IL 60606 Attn: Muriel Hampton, or by calling (312) 454-1626 Ext. 107.

         The Purchase Agreement sets forth the terms and conditions for the sale of the Springdale Apartments by the Partnership. The Purchase Price for the Springdale Apartments is payable in cash, subject to adjustment as described below, all of which is due and payable by Purchaser at the Closing. The Closing currently is expected on or about April 15, 2004, subject to Limited Partner approval.

PURCHASER'S REVIEW OF THE SPRINGDALE APARTMENTS

         The Purchaser is purchasing the Springdale Apartments with limited representations and warranties by the Partnership as to the condition of the Springdale Apartments or its fitness for any purpose as summarized below.

         The Purchase Agreement provides that, prior to Closing, the Purchaser could review and analyze certain aspects of the Springdale Apartments and would have certain limited rights to cancel the Purchase Agreement for 30 days after the February 9, 2004 effective date. However, as of March 1, 2004, the

Purchaser has represented that it has completed its due diligence and has waived any contingencies under the terms of the Purchase Agreement, thus making the contract a binding obligation of the Purchaser.

CONDITIONS PRECEDENT TO CLOSING

         The obligations of the Partnership to close under the Purchase Agreement are subject to, among other things, (i) approval of the sale of the Springdale Apartments by a majority of the Partnership's Limited Partners, and
(ii) the validity of the Purchaser's representations and warranties on the Closing Date.

         The obligations of the Purchaser to close under the Purchase Agreement are subject to, among other things, (i) approval of the sale of the Springdale Apartments by a majority of the Partnership's Limited Partners, and (ii) the validity of the Partnership's representations and warranties on the Closing Date.

CASUALTY TO OR CONDEMNATION OF THE SPRINGDALE APARTMENTS

         If, prior to the Closing, the Springdale Apartments are damaged due to a fire or other insured casualty and the Seller does not restore the property, then the Purchaser may elect to terminate the Purchase Agreement. If the Purchaser elects not to terminate the Purchase Agreement, the Closing will occur as scheduled, no reduction will be made to the Purchase Price, the Partnership will assign to the Purchaser the proceeds of all casualty insurance with respect to such damage and the Partnership will pay to the Purchaser the amount of the deductible under such partnership's casualty insurance.

         If, prior to Closing, any portion of the Springdale Apartments is condemned or taken by eminent domain such that the taking would result in a material adverse change in the Springdale Apartments or partnership, then the Purchaser may elect to terminate the Purchase Agreement with respect to such property. If, prior to Closing, a portion of the Springdale Apartments is taken by eminent domain and either the Purchaser does not elect to terminate the Purchase Agreement with respect to the affected property or the taking is not of a character that would permit the Purchaser to make such election, the Closing will occur as scheduled without reduction in the Purchase Price and the Partnership will assign to the Purchaser all awards, if any, resulting from such condemnation.

OPERATION OF THE SPRINGDALE APARTMENTS PRIOR TO CLOSING

         Prior to the Closing, the Partnership will operate and maintain the Springdale Apartments in substantially the same manner as it was operated prior to execution of the Purchase Agreement, provided, however, that during the pendency of the Purchase Agreement, the Partnership may not, without the prior consent of the Purchaser, (i) enter into any material agreement affecting the Springdale Apartments, (ii) terminate or waive a material obligation of a material agreement, or (iii) transfer any material assets other than in the ordinary course of business.

REPRESENTATIONS AND WARRANTIES

         The Purchase Agreement contains various representations and warranties of the Partnership relating to, among other things: (i) due organization and authority to enter into the Purchase Agreement, (ii) the absence of conflicts under any documents to which it is party and of violations of agreements and instruments by which it is bound, (iii) the absence of legal proceedings, governmental investigations and violations of law, and (iv) the accuracy of the rent roll and schedule of service contracts provided to the Purchaser.

         The Purchase Agreement also contains various representations and warranties of the Purchaser relating to, among other things: (i) due organization and authority to perform its obligations under the Purchase Agreement, (ii) the absence of conflicts under any documents to which it is party and of violations of agreements and instruments by which it is bound, and
(iii) the confidential nature of the sale of the Springdale Apartments.

TERMINATION

         If the Purchase Agreement is terminated for any reason other than as described under "- Default and Damages," below, (a) within two (2) business days following such termination, the escrow agent must release to the Purchaser its deposit of $200,000, plus all interest earned thereon; (b) all of Purchaser's documents that are held by the escrow agent will be returned to Purchaser, all of the Partnership's documents that are held by the escrow agent will be returned to the Partnership and ; and all documents delivered to Purchaser by the Partnership will be returned to the Partnership; (c) the party terminating the transaction will pay the cancellation fee of the escrow holder. The parties would have no further obligations, except for those obligations and indemnities which are expressly made to survive the termination.

DEFAULT AND DAMAGES

         Default by Purchaser;. If closing fails to occur solely as the result of a default under the Purchase Agreement by the Purchaser, and if all other conditions to Purchaser's obligations to consummate the purchase of the Property have been satisfied at the time of closing, the Purchaser will owe $200,000 as liquidated damages for such default.

         Default by the Partnership. If closing fails to occur solely as the result of a default under the Purchase Agreement by the Partnership, and if all other conditions to Partnership's obligations to consummate the purchase of the Property have been satisfied at the time of closing, the Partnership will owe liquidated damages of $100,000.

PRORATION

         All items of income and expense will be apportioned and adjusted between the Partnership and the Purchaser as of 12:00 midnight, CST of the day preceding the Closing Date.

       BENEFITS OF THE SALE OF THE SPRINGDALE APARTMENTS TO, AND POSSIBLE
            CONFLICTS OF, THE GENERAL PARTNERS AND THEIR AFFILIATES

         The General Partners will be adversely affected by the sale of the Springdale Apartments because substantially all, and possibly all, of the cash from operations which they presently receive will be eliminated.
 Additionally, if the Springdale Apartments is sold now, the General Partners will not receive brokerage fees or participate in distribution of Net Sale Proceeds. However, the consummation of the sale of the Springdale Apartments will also eliminate any liability of the General Partners for liabilities of the Partnership which could arise from continued operation of the Springdale Apartments. Additionally, CREMCO, L.L.C. will no longer receive management fees with respect to the Springdale Apartments. See "THE SALE OF THE SPRINGDALE APARTMENTS."

           CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE SALE OF THE
                              SPRINGDALE APARTMENTS

GENERAL

         The sale of the Springdale Apartments, if approved, will have certain tax implications to the Limited Partners that must be considered. The following summarizes the material estimated federal income tax consequences to Taxable Limited Partners arising from the sale of the Springdale Apartments. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, court decisions and published positions of the Internal Revenue Service (the "Service"), each as in effect on the date of this Proxy Statement. There can be no assurance that the Service will agree with the conclusions stated herein or that future legislation or administrative changes or court decisions will not significantly modify the federal or state income tax law regarding the matters described herein, potentially with retroactive effect. This summary is not intended to, and should not, be considered an opinion respecting the federal or state income tax consequences of the sale of the Springdale Apartments.

TAXATION PRIOR TO LIQUIDATION

         A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each Partner is required to take into account in computing his or her income tax liability his or her allocable share of the Partnership's items of income, gain, loss, deduction and credit (hereinafter referred to as "income or loss") in accordance with the Partnership Agreement. If the allocation of income or loss in the Partnership Agreement does not have "substantial economic effect" as defined in Code Section 704(b), the law requires the Partnership's income or loss to be allocated in accordance with the Partners' economic interests in the Partnership. The distribution of cash attributable to Partnership income is generally not a separate taxable event.

         For tax purposes, the Partnership will realize and recognize gain or loss separately for each Property (and in some cases, for each building which is part of a property). The amount of gain for tax purposes recognized with respect to an asset, if any, will be an amount equal to the excess of the amount realized (i.e., cash or consideration received reduced by the expenses of the sale of the Springdale Apartments) over the Partnership's adjusted tax basis for such asset. Conversely, the amount of loss recognized with respect to an asset, if any, would be an amount equal to the excess of the Partnership's adjusted tax basis over the amount realized by the Partnership for such asset. The "adjusted tax basis" of a Property is its cost (including nondeductible capital expenditures made by the Partnership at the time of purchase) or other basis with certain additions or subtractions for expenditures, sales or recoveries of capital during the period of time from acquisition of the Springdale Apartments until the sale of the Springdale Apartments or other disposition. To determine the gain or loss on the sale of the Springdale Apartments or other disposition of a Property the unadjusted basis must be (i) increased to include the cost of capital expenditures such as improvements, betterments, commissions and other nondeductible charges; and (ii) decreased by depreciation and amortization.

         Each Limited Partner must report his or her allocable share of these gains in the year in which the Springdale Apartments are sold. Actual gain or loss amounts may vary from the estimates set forth below. Each Limited Partner's allocable share of any Section 1245 gain, Section 1231 gain or loss and Partnership net taxable income or loss from operations will be reflected on his or her applicable Schedule K-1 (as determined in accordance with the allocation provisions contained in the Partnership Agreement discussed below).

         Under Section 702(a)(3) of the Code, a partnership is required to separately state, and the Partners are required to account separately for, their distributive share of all gains and losses. Accordingly, each Limited Partner's allocable share of any Section 1231 gain or loss and depreciation recapture realized by the Partnership as a result of the sale of the Springdale Apartments would be reportable by such Limited Partner on his or her individual tax return.
Section 1231 gains are those gains arising from the sale of the Springdale Apartments or exchange of "Section 1231 Property" which means (i) depreciable assets used in a trade or business or (ii) real property used in a trade or business and held for more than one year. Conversely, Section 1231 losses are those losses arising from the sale of the Springdale Apartments or exchange of
Section 1231 Property. If Section 1231 losses exceed Section 1231 gains, such losses would be treated as ordinary losses by the Partners.

         To the extent that Section 1231 gains for any taxable year exceed certain Section 1231 losses for the year, subject to certain exceptions (such as depreciation recapture, as discussed below), such gains and losses will be treated as long-term capital gains. However, Section 1231 gains will be treated as ordinary income to the extent of prior Section 1231 losses from any source that were treated as ordinary in any of the previous five years.

         Under Sections 1245 and 1250 of the Code, a portion of the amount allowed as depreciation expense with respect to Section 1231 Property may be "recaptured" as ordinary income upon sale or other disposition rather than as long-term capital gains ("Section 1245 gains" and "Section 1250 gains," respectively). The Partnership does not anticipate that it would have Section 1250 gains as a result of the sale of the Springdale Apartments, and believes that Section 1245 gains, if any, will be de minimis. The Partnership does anticipate that approximately 89% of the estimated $4,880,000 gain will be taxable at 25% as recapture of real property depreciation.

         In general, under Section J of the Partnership Agreement, gain from a sale or other disposition of Partnership Fixed Assets is allocated (i) first among Partners having negative capital account balances in proportion to and to the extent of their respective negative capital account balances prior to making distributions of the sale proceeds; (ii) second, any gain generally will be allocated among the Limited Partners until the capital account balance of each Limited Partner equals the Partner's "Adjusted Investment," which is defined as the Partner's original capital contribution less the portion of such contribution previously returned to the Partner; (iii) third, to the Limited Partners until their Capital Account balances equal the sum of the Adjusted Investment plus any unpaid preferential distribution; and (iv) the balance, if any, 85% to the Limited Partners and 15% to the General Partners. The Partnership expects to recognize taxable gains of approximately $4,880,000 million and no losses as a result of the sale of the Springdale Apartments. The net gain from the sale of the Springdale Apartments will not be sufficient to completely equalize the per-Unit capital account balances of the Limited Partners nor will it exceed their Adjusted Investment.

TAX CONCLUSION

         The discussion set forth above is only a summary of the material federal income tax consequences to the Taxable Limited Partners of the Springdale Apartments. It does not address all potential tax consequences that may be applicable to the Tax-Exempt Limited Partners and to certain other categories of Limited Partners, such as non-United States persons, corporations, insurance companies, subchapter S corporations, partnerships or financial institutions. It also does not address the state, local or foreign tax consequences of the sale of the Springdale Apartments. ACCORDINGLY, LIMITED PARTNERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC INCOME TAX CONSEQUENCES OF THE SALE OF THE SPRINGDALE APARTMENTS

TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                         ABSENCE OF MARKET FOR THE UNITS

         In 1987, Congress adopted certain rules concerning "publicly traded partnerships". The effect of being classified as a publicly traded partnership would be that income produced by the Partnership would be classified as portfolio income rather than passive income. On November 29, 1995, the Internal Revenue Service adopted final regulations ("Final Regulations") describing when interests in partnerships will be considered to be publicly traded. The Final Regulations do not take effect with respect to existing Partnerships until the year 2006. Due to the nature of the Partnership's income and to the low volume of transfers of Units, it is not anticipated that the Partnership will be treated as a publicly traded partnership under currently applicable rules and interpretations or under the Final Regulations. However, in the event the transfer of Units presented for transfer within a Partnership tax year could cause the Partnership to be treated as a "publicly traded partnership" for federal tax purposes, the Managing General Partner will accept such transfers only after receiving from the transferor or the transferee an opinion of reputable counsel satisfactory to the Managing General Partner that the recognition of such transfers will not cause the Partnership to be treated as a "publicly traded partnership" under the Code. The Managing General Partner monitors transfers so as to avoid classification as a publicly-traded partnership.

                       SELECTED HISTORICAL FINANCIAL DATA

         The following selected historical financial data for each of the years ended December 31, 2002 and 2001 has been derived from the Partnership's financial statements audited by the Partnership's independent auditors. The following selected historical financial data for the nine-month periods ended September 30, 2003 and 2002 are unaudited and, in the opinion of the Managing General Partner, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. Financial data for the nine-month period ended September 30, 2003 are not necessarily indicative of the results of operations to be expected for the entire year. The selected financial data set forth below should be read in conjunction with the audited and unaudited financial statements and related notes thereto appearing in the Partnership's Annual Report on Form 10-KSB for the fiscal year ending December 31, 2002 and its Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2003 which have been filed with the Securities and Exchange Commission and are hereby incorporated herein by this reference. See "AVAILABLE INFORMATION," below for additional information on how to obtain copies of these reports.

               (Dollar amounts in thousands, except per-unit data)

                                                                                     Nine months ended
                                                   Year ended December 31,              September 30,
                                                 ----------------------------    ----------------------------
                                                    2001             2002           2002             2003
                                                 ------------    ------------    ------------    ------------
                                                                                        (unaudited)
Total assets ................................    $     11,223    $     11,326    $     11,260    $     11,168
Total revenues ..............................    $      3,002    $      2,846    $      2,140    $      2,058
Net income (loss) ...........................    $        595    $        425    $        382    $        260
Net income (loss) per Unit ..................    $      14.89    $      10.62    $       9.56    $       6.51
Cash distributions declared per Unit:
   From operations ..........................    $      25.90    $       8.74    $       8.74    $       9.86
   From sale proceeds .......................    $       0.00    $       0.00    $       0.00    $       0.00

            FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

         The financial statements required in response to this item are incorporated by reference to "Item 7. Financial Statements" in the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 2002 (Commission File No. 0-20129) and to "Item 1. Financial Statements" the Partnership's Quarterly Report on Form 10-QSB for the third quarter ended September 30, 2003. See also "AVAILABLE INFORMATION," below additional information on how to obtain a copy of those reports.

         A limited number of pro forma adjustments are required to illustrate the effects of the transaction on the balance sheet and income statement. The following narrative description is furnished in lieu of the pro forma statements:

         Assuming the Partnership had sold the property on January 1, 2002, the Partnership's Investments in Real Estate would have been reduced by $6,110,487 and its Current Assets (cash) would have increased by approximately $11,044,939 and Partner's Capital would have increased by $4,934,452.

         The Rental Income for the Partnership would have decreased from $2,846,383 to $1,090,292 for the year ended December 31, 2002 and from $2,057,801 to $783,718 for the nine months ended September 30, 2003 if the Partnership had not owned the property during the periods.

         Depreciation Expense would have decreased by $408,310 and $308,029 for the year ended December 31, 2002 and the nine months ended September 30, 2003, respectively.

         Partnership Administration and Property Management Expense would have decreased by $998,116 and $1,046,130 for the year ended December 31, 2002 and the nine months ended September 30, 2003, respectively.

         The net effect of these pro forma adjustments would have caused Partnership Net Income allocable to Limited Partners to decrease from $382,127 to $67,429 and to decrease from $234,072 to $22,582, which would have resulted in Net Income of $1.87 and $.63 per Limited Partnership Unit outstanding for the year ended December 31, 2002 and the nine months ended September 30, 2003, respectively.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The response to this item is incorporated by reference to "Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 2002 (Commission File No. 0-20129) and to "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" the Partnership's Quarterly Report on Form 10-QSB for the third quarter ended September 30, 2003. See also "AVAILABLE INFORMATION," below additional information on how to obtain a copy of those reports.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         On the Record Date, there were 35,965 Units issued and outstanding and entitled to vote held of record by 1,320 Limited Partners. At the Record Date, the General Partners owned no Units. However, Mr. Kennedy, President of the Managing General Partner, owns 245.3 Units and Mr. John S. Marten, President of ChrisKen Equities, Inc., a non-managing general partner of the Partnership's Associate General Partner and a shareholder of the Managing General Partner, owns 235.3 Units. All Units voted by Messrs. Kennedy and Marten and their affiliates will be counted in determining whether the sale of the Springdale Apartments is approved by the Limited Partners. Mr. Kennedy has indicated that he will vote his 245.3 Units "FOR" the sale of the Springdale Apartments. The Managing General Partner has not been advised how Mr. Marten will vote with respect to the sale of the Springdale Apartments.

                                   LITIGATION

         The Partnership is not a party to any litigation other than litigation that the Managing General Partner believes is routine litigation incidental to the Partnership's business. In December 2001, John S. Marten, a former officer and trustee of ChrisKen Residential Trust ("CRT"), which controls CREMCO, L.L.C., the Partnership's management agent, sued CRT, CRT's three independent trustees, John F. Kennedy (a trustee of CRT and an officer of the Partnership's Managing General Partner) and CREMCO, L.L.C. (see Marten V. Chrisken Residential Trust, Et Al., No. 01 CH 21979). Neither the Partnership nor the General Partners are parties to that litigation. The litigation is pending in the Circuit Court of Cook County, Illinois, County Department, Chancery Division.

                              AVAILABLE INFORMATION

         The Partnership files reports, statements and other information with the Securities and Exchange Commission (the "Commission") pursuant to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's regional offices at 500 West Madison, 14th Floor, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

         The Commission permits the Partnership to "incorporate by reference" information into this Proxy Statement, which means that the Partnership can disclose important information to Limited Partners by referring them to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this Proxy Statement, except for any information superseded by information in this Proxy Statement.

         The following documents, which have been filed with the Securities and Exchange Commission, contain important information about the Partnership and its financial condition and are hereby incorporated herein by reference:

         (i) The Partnership's Annual Report on Form 10-KSB for the year ended December 31, 2002 (Commission File No. 0-20129).

         (ii) The Partnership's Current Report on Form 8-K dated February 9,
2004.

         (iii) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2002, including the Partnership's Quarterly Report on Form 10-QSB for the third quarter ended September 30, 2003.

         The Partnership also hereby incorporates by reference all additional reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act that it may file with the Commission between the date of this Proxy Statement and the date of action by Proxy.

         A Limited Partner of the Partnership may obtain any of the documents incorporated by reference through the Partnership or the Commission. Documents incorporated by reference are available from the Partnership without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this Proxy Statement. Limited Partners may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone from the Partnership, telephone number 1-(312) 454-1626.

         If you would like to request documents from the Partnership, please do so by April__, 2004 to receive them before the Special Meeting.


                                             CHRISKEN INCOME PROPERTIES, INC. II
                                             Managing General Partner



                                             By:
                                                --------------------------------
                                                     John F. Kennedy
Chicago, Illinois
March __, 2004

                     CHRISKEN PARTNERS CASH INCOME FUND L.P.

THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGING GENERAL PARTNER.

         The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Limited Partners (the "Special Meeting") of ChrisKen Partners Cash Income Fund L.P., a Delaware limited partnership (the "Partnership"), to be held at the offices of the Partnership, 345 North Canal Street, Chicago, IL 60606 at 9:00 a.m. CST on April __, 2004 and the Proxy Statement in connection therewith and (2) appoints John F. Kennedy as the lawful attorney and proxy of the undersigned, with full power of substitution for and in the name, place, and stead of the undersigned, to vote upon and act with respect to all of the units of limited partnership interest (the "Units"), of the Partnership standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the Special Meeting and at any adjournments or postponements thereof.

         The undersigned directs that this proxy be voted as follows:

(1)      To consider and vote upon a proposal to:

              Sell the Springdale Apartments, one of the Partnership's two properties, to Joint Venture, LLC, Phillip & Sally Askotzky Revocable Living Trust Dated 10/07/96, Michael A. and Tracy C. Askotzky Trust T/U//A Dated April 8, 1999, The Levinsky and Ceren Family Trust Dated April 26, 1989, 2002 Levinsky Family Trust, Maurice Neeman Trust and Shirley Neeman Trust and Springdale Apartments, LLC (collectively, the "Purchaser"), pursuant to the Purchase Agreement, dated February 9, 2004 by and between the Purchaser and the Partnership.

        /  /  FOR                 /  /  AGAINST              /  /  ABSTAIN

         In his discretion, said attorney and proxy is authorized to vote upon any other matters or proposals not known at the time of solicitation of this proxy which may properly come before the Special Meeting or any adjournments or postponements thereof.

         THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

         The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Units and hereby ratifies and confirms all that the proxy may lawfully do by virtue hereof.

         If the proxies named herein shall be present at the Special Meeting or at any adjournments or postponements thereof, the proxy shall exercise all of the powers hereby given.

         Please date, sign, and mail this proxy in the enclosed envelope. No postage is required.

                                       Dated                               2004,
                                       ------------------------------------


                                        ----------------------------------------
                                                  Please Print Name(s) Here


                                        ----------------------------------------
                                                      Signature


                                        ----------------------------------------
                                                Signature (if held jointly)

                                        Please date this proxy and sign your
                                        name. Where there is more than one
                                        owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.